UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2009

ABLEAUCTIONS.COM, INC.
(Exact name of Registrant as specified in charter)

Florida	000-28179	59-3404233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS EmployerIdentification Number)

Suite 2000 - 1963 Lougheed Highway
Coquitlam, British Columbia Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-521-3369

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.

The following discussion provides only a brief description of the document described below.  The agreement, as amended, is attached to this Current Report as an exhibit.  The discussion below is qualified in its entirety by the full text of the agreement, as amended.

On March 13, 2009 our wholly-owned subsidiary, 0716590 BC Ltd., entered into a Contract of Purchase and Sale (the “Agreement”) for sale of the real property located at 1963 Lougheed Highway, Coquitlam, British Columbia.  The property consists of approximately 19,646 square feet of commercial space and approximately 2,300 square feet of residential space and is located on approximately eight-tenths of an acre.  The purchaser is Business World Development Inc., a party unrelated to our company or any of our officers or directors (the “Purchaser”).

The Purchaser will pay a purchase price of CDN$3,400,000 for the property.  The sale is due to close on November 2, 2009.

On April 6, 2009, the Agreement was amended to provide that we would provide financing to the Purchaser.  We have agreed to finance 80% of the purchase price.  The loan will have a term of 7 years and will bear simple interest at 6.5% per annum.  The payments will be amortized over 20 years.  The loan will be secured by a mortgage, including an assignment of rents, recorded against the property.

The Agreement is subject to certain conditions, as more fully set forth therein.

Item 2.01     Completion of Acquisition or Disposition of Assets.

See the disclosure included in Item 1.01 above.

Item 9.01.    Financial Statements and Exhibits.

10.1    Contract of Purchase and Sale
10.2    Contract of Purchase and Sale Addendum
99       Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

/s/ Abdul Ladha
Abdul Ladha, Chief Executive Officer
Dated:  April 16, 2009